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                                                                     EXHIBIT 5.1

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                             New York, NY 10019-6064

(212) 373-3000                                  January 10, 1997




National Propane Partners, L.P.
Suite 1700, IES Tower
200 1st Street, S.E.
Cedar Rapids, Iowa  52401

                         National Propane Partners, L.P.
                       Registration Statement on Form S-1

Ladies and Gentlemen:

               In connection with the above-captioned Registration Statement on Form S-1 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested to render our opinion as to the legality of 400,000 common units (the "Common Units") representing limited partner interests in National Propane Partners, L.P. (the "Partnership") to be registered thereunder, which are being offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

               In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: the Registration Statement (including all amendments thereto) and the Certificate of Limited Partnership of the Partnership. In addition, we have examined such statutes and regulations and such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions hereinafter expressed.

               In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who




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National Propane Partners, L.P.                             2

have executed any of the documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the managing general partner of the Partnership.

               Based upon the foregoing, and subject to the assumptions set forth herein, we are of the opinion that the Common Units have been validly issued, fully paid (to the extent required by the Agreement of Limited Partnership of the Partnership) and non-assessable, except as such non-assessability may be affected by the matters set forth in the Registration Statement under the caption "The Partnership Agreement - Limited Liability."

               Our opinions expressed above are limited to the Delaware Revised Uniform Limited Partnership Act, as amended. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                                Very truly yours,

                                /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON

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